POWER OF ATTORNEY

WITH RESPECT TO

ALLSTATE LIFE INSURANCE COMPANY
(DEPOSITOR)

ALLSTATE LIFE INSURANCE COMPANY SEPARATE ACCOUNT A
(REGISTRANT)

Know all men by these presents that C. Richard Morehead, whose signature appears below, constitutes and appoints Thomas J. Wilson, II and Michael J. Velotta, and each of them, his attorneys-in-fact, with power of substitution in any and all capacities, to sign any registration statements and amendments thereto for Allstate Life Insurance Company (Depositor), Allstate Life Insurance Company Separate Account A (Registrant) and related contracts and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

APRIL 5, 2001
-----------------------------
DATE



/S/ C. RICHARD MOREHEAD
-----------------------------
C. RICHARD MOREHEAD
DIRECTOR